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                                                                    Exhibit 21.1



                  SUBSIDIARIES OF HITTITE MICROWAVE CORPORATION
                  ---------------------------------------------

Hittite Microwave Europe Limited, a private limited company organized under the laws of the United Kingdom.

Hittite Microwave Deutschland GmbH, a private limited company organized under the laws of Germany.

Hittite Microwave Asia Co., Limited, a private limited company organized under the laws of Korea.

Hittite Microwave Co. Limited, a private limited company organized under the laws of China.